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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in Post Effective Amendment No. 1 on Form S-8 to the registration statement on Form S-4 (Nos. 333-66644 and 333-66644-01) and in registration statements on Form S-3 (Nos. 333-40302, 333-40014, 333-44925 and 333-89604) of Pride International, Inc., of
our report dated January 23, 2001, with respect to the consolidated statements of operations, shareholders' equity and cash flows of Marine Drilling Companies, Inc. for the year ended December 31, 2000, which report is included in the Amendment to Annual Report of Pride International, Inc. on Form 10-K/A for the year ended December 31, 2002.

/s/ KPMG LLP

KPMG LLP

Houston, Texas
March 30, 2004